UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Nuveen Ohio Quality Municipal Income Fund (NUO)

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October 24, 2019

Dear Shareholder,

Help us fight to protect your investment in the Nuveen Ohio Quality Municipal Income Fund (NYSE: NUO). Please return your WHITE proxy card today and cast your vote “FOR” your Board-approved nominees and “AGAINST” a hedge fund proposal to restructure the Board.

Your Fund’s annual shareholder meeting will take place on December 5, 2019. Your vote is extremely important because a hedge fund managed by Saba Capital Management, L.P. is trying to elect three inexperienced individuals as trustees of your Fund and to restructure your Fund’s Board.

Saba would have you believe that their actions are about improving fund governance. In fact, under the guise of shareholder activism, they are trying to coerce your Fund to take actions that will yield their hedge fund investors a short-term arbitrage profit, but will leave you and other long-term NUO investors footing the bill: capital gains tax liabilities, a smaller fund with a higher expense ratio and diminished income and return potential over time.

Saba’s nominees have no experience in overseeing closed-end funds like NUO. And Saba historically has revealed their true short-term arbitrage agenda when they withdraw their nominees and liquidate their position in a fund if the fund acquiesces to their demands.

NUO’s current diverse and highly qualified Board has extensive experience overseeing the Fund as part of Nuveen’s closed-end fund family, the industry’s largest by assets. They have taken a number of actions that benefit long-term shareholders like you, including: mergers that have lowered your Fund’s expense ratio; fee reductions through adoption of an innovative complex-wide pricing structure; and ongoing share buybacks that generated meaningful NAV appreciation in 2018. They have also overseen a broader set of secondary market support activities on behalf of all Nuveen closed-end funds including NUO in connection with Nuveen’s award-winning Closed-End Fund Investor Relations Program.

My fellow trustees and I are committed to protecting the Fund and your long-term interests as NUO shareholders. But we need your help. Please cast your vote “FOR” your Board-approved nominees listed on the enclosed WHITE card and “AGAINST” Saba’s proposal to restructure your Fund’s Board. Voting takes just a few minutes and can be done on-line, by phone or mail.

The Saba hedge fund may contact you by mail to solicit your vote. Please do not mail in the GOLD proxy card sent to you by the Saba hedge fund or any proxy card other than the WHITE proxy card, as doing so would cancel your vote to support your Fund and its current Board.

Thank you for your continued support. Sincerely, Terence J. Toth Chair, The Board of Trustees Nuveen Ohio Quality Municipal Income Fund

FAQ

What should I do with the white card I received?

Vote the WHITE proxy card “FOR” your Board-approved nominees and “AGAINST” Saba’s proposal to restructure your Board. Your vote is a vote in favor of a Board who has actively worked to ensure NUO delivered strong long-term performance in line with its fundamental investment objectives.

Why is this important?

A hedge fund managed by Saba Capital is trying to force NUO to take short-term actions that would benefit its hedge fund investors but lead to capital gains tax liabilities, a smaller fund with a higher expense ratio and diminished income and return potential over time, all of which will be borne by long-term shareholders. Saba has a well-known track record of liquidating their position and moving on to their next target when a fund acquieces to its demands, leaving long term shareholders like you to foot the bill.

Protect your long-term interests. Vote “FOR” your Board-approved nominees and “AGAINST” Saba’s proposal to restructure your Board on the WHITE proxy card.

I only own a small number of shares. Does my vote matter?

Yes. The Fund has many individual shareholders with a small number of shares. Your vote helps to ensure that individual shareholders like you are heard.

What happens if I don’t vote the WHITE proxy card?

Not voting the WHITE proxy card increases the likelihood that Saba’s Board nominees could win, which could put at risk the attractive double tax-exempt distributions and total returns you have historically earned on your NUO investment.

What should I do with the gold card? Does it help if I vote against on the gold card?

No. Please only vote the WHITE proxy card. Do NOT vote the GOLD card, even if it is to vote against Saba’s inexperienced nominees, as doing so could cancel your vote to support your Fund and its current Board.

Even if you have previously returned a GOLD proxy card sent to you by Saba, you can change your vote by signing, dating and returning the enclosed WHITE proxy card, by recording your voting instructions via telephone or the internet by following the instructions on the enclosed WHITE proxy card or by voting in person at the Annual Meeting. Only the latest dated proxy you submit will be counted.

Who do I call if I have questions about voting my white card?

Please call the Fund’s proxy solicitor, Georgeson LLC, toll-free at 866-431-2101.